FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Adjusts Earnings from Continuing Operations

WEST LAFAYETTE, Ind., January 14, 2009—  On December 24, 2008, Bioanalytical Systems, Inc. (Nasdaq: BASI) reported financial results for the three months and  fiscal year ended September 30, 2008 that incorrectly stated the tax provision for the fourth quarter and fiscal year of 2008.  The adjusted provision is included in the Consolidated Statements of Operations below.  Net income and Earnings per Share for the fourth quarter and fiscal year 2008 for both continuing and discontinued operations have been amended to reflect this change.

For continuing operations, a net loss for the fourth quarter of fiscal 2008 was $931,000, or $0.19 per basic and diluted share, compared to net income of $208,000, or $0.04 per basic and diluted share, for the same period in fiscal 2007. For the twelve months of fiscal 2008, net income from continuing operations was $495,000, or $0.10 per basic and diluted share, compared to net income of $1.6 million, or $0.32 per basic and diluted share for fiscal 2007.

The net loss from discontinued operations was $152,000, or $0.03 per basic and diluted share, in the quarter ended September 30, 2008 compared to a net loss of $411,000, or $0.08 per basic and diluted share, in the same period last year.  This resulted in a net loss from all operations in the fourth quarter of $1.1 million, or $0.22 per basic and diluted share, compared to a net loss in the same quarter of the prior fiscal year of $203,000, or $0.04 per basic and diluted share.

The net loss from discontinued operations was $2.0 million, or $0.40 per basic and diluted share, in fiscal 2008 compared to a net loss of $646,000, or $0.13 per basic and diluted share, in fiscal 2007.  This resulted in a net loss from all operations in the current year of $1.5 million, or $0.30 per basic and diluted share, compared to net income in the prior year of $926,000, or $0.19 per basic and diluted share.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Service revenue	$7,268	$7,206	$32,921	$30,559
Product revenue	2,116	2,405	8,776	9,194
Total revenue	9,384	9,611	41,697	39,753

Cost of service revenue	5,593	5,039	22,941	21,676
Cost of product revenue	819	1,017	3,423	3,909
Total cost of revenue	6,412	6,056	26,364	25,585

Gross profit	2,972	3,555	15,333	14,168
Operating expenses:
Selling	1,271	745	3,912	2,782
Research and development	198	213	781	881
General and administrative	2,198	1,795	7,822	6,855
Loss on sale of property and equipment	17	31	24	165
Total operating expenses	3,684	2,784	12,539	10,683

Operating income (loss)	(712)	771	2,794	3,485

Interest income	---	35	29	87
Interest expense	(304)	(264)	(1,006)	(981)
Other income	1	(1)	6	3
Income (loss) from continuing operations before income taxes	(1,015)	541	1,823	2,594

Income taxes (benefit)	(84)	333	1,328	1,022
Net income (loss) from continuing operations	$(931)	$208	$495	$1,572

Discontinued Operations
Loss from discontinued operations before income taxes	$(51)	$(689)	$(2,811)	$(1,095)
Loss on disposal	(43)	---	(474)	---
Income taxes benefit (expense)	(58)	278	1,301	449
Net income (loss) from discontinued operations after income taxes	$(152)	$(411)	$(1,984)	$(646)

Net income (loss)	$(1,083)	$(203)	$(1,489)	$926

Basic net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.19)	$0.04	$0.10	$0.32
Net income (loss) per share from discontinued operations	(0.03)	(0.08)	(0.40)	(0.13)
Basic net income (loss) per share	$(0.22)	$(0.04)	$(0.30)	$0.19
Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.19)	$0.04	$0.10	$0.32
Net income (loss) per share from discontinued operations	(0.03)	(0.08)	(0.40)	(0.13)
Diluted net income (loss) per share	$(0.22)	$(0.04)	$(0.30)	$0.19

Weighted common shares outstanding:
Basic	4,914	4,909	4,914	4,909
Diluted	4,914	4,982	4,968	4,960
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